Exhibit 10.1

Cascade Microtech, Inc.

2010 Executive Compensation Plan

for the Six-Month Period Ending June 30, 2010

Executive Officer Participants

Steven Sipowicz	Chief Financial Officer
Eric Strid	Chief Technology Officer
Steve Harris	VP, Engineering
Paul O’Mara	VP, Sales and Customer Support
Mike Kondrat	VP, Marketing
Anand Nambiar	VP, Operations

Performance Criteria

Target payouts for the participants will be based on a percentage of their base salaries, with the amount of the payout determined based on attainment of planned levels of EBITDAS and the accomplishment of individual goals and objectives, with 50 percent of the payout, if any, based on EBITDAS performance and 50 percent based on goals and objectives performance. For the VP, Sales and Customer Support, the amount of the payout, if any, will be determined based on attainment of planned levels of EBITDAS and bookings, and the accomplishment of individual goals and objectives, with 25 percent based on EBITDAS performance, 25 percent based on bookings performance, and 50 percent based on goals and objectives performance.

Payout

The payout for the EBITDAS portion will be zero for EBITDAS below 50 percent of the EBITDAS target and 100 percent of the target payout at 100 percent of the EBITDAS target, with amounts in between determined based on a linear function. The payout with respect to EBITDAS in excess of 100 percent of target will be determined based on the same linear function with a cap of 200 percent of the payout target. The payout for the goals and objectives portion will be determined based on a goals and objectives score that takes into account relative importance of the goals and other success criteria. The payout for the bookings portion will be linear from zero to 100 percent of the target, with a cap of 120 percent of the target. The payout, if any, with respect to the achievement of targets will be made in the form of cash or restricted stock units vesting over two years at the discretion of the Management Development and Compensation Committee.